CURRENT RATE COMPOUNDING ANNUITY
[HARVESTOR]

Supplement Dated March 16, 2018 to your Prospectus Dated March 7, 2018

Appendix A is deleted in its entirety and replaced with the following:
Appendix A - Examples
Set forth below is an illustration of how interest will be credited to your Account Value during each Guarantee Period. For the purpose of this example we have made the assumptions as indicated.
NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OF ANY AMOUNT DURING THE ENTIRE FIVE YEAR PERIOD. A MARKET VALUE ADJUSTMENT OR SURRENDER CHARGE MAY APPLY TO ANY SUCH INTERIM SURRENDER (SEE "SURRENDER"). THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.
Example of Current Rate Compounding

Beginning Account Value:	$50,000
Guarantee Period:	5 years
Guarantee Rate:	10% per year (yielding interest of $5,000 per annum)

	End of Certificate Year:
	Year 1	Year 2	Year 3	Year 4	Year 5
Guaranteed Interest Less Annual Maintenance Fee	$5,000 -25.00/$4,975	$5,000	$5,000	$5,000	$5,000
9.8% Current Rate on $4,975 Less Annual Maintenance Fee		487.55 -25.00/$5,462.55	487.55	487.55	487.55
10.3% Current Rate on $5,462.55 Less Annual Maintenance Fee			562.64 -25.00/$6,025.19	562.64	562.64
10.1% Current Rate on $6,025.19 Less Annual Maintenance Fee				608.54 -25.00/$6,633.73	608.54
10.6% Current Rate on $6,633.73 Less Annual Maintenance Fee					703.18 -25.00/$7,336.91

Total Interest Credited in Guarantee Period	4,975.00 + 5,462.55 + 6,025.19 + 6,633.73 + 7,336.91
= $30,433.38
Account Value at End of Guarantee Period	$50,000.00 + $30,433.38
= $80,443.38

Market Value Adjustment
The formula which will be used to determine the Market Value Adjustment is:
1 + .75 (i-j)(n/12),            if n is less than or equal to 48; or,
1 + .75 (i-j)(.5n+24)/12,            if n is greater than 48
i = the applicable interest rate (expressed as a decimal, e.g., 1% = .01), determined as follows:
In the case of a partial surrender, i equals the Guarantee Rate in effect at the time of the surrender.
In the case of full surrender, i equals the weighted average interest rate being credited to the Contract at the time of the surrender.
j  = The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of months remaining in the current Guarantee Period.
n  = The number of complete months from the surrender date to the end of the current Guarantee Period.

Example of Market Value Adjustment

Beginning Account Value:	$50,000
Guarantee Period:	5 years
Guarantee Rate:	10% per year (yielding interest of $5,000 per annum
Full Surrender:

	End of Certificate Year:
	Year 1	Year 2
Guarantee Interest: Less Annual Maintenance Fee	$5,000.00` -25.00/$4,975.00	$5,000.00
9.8% Current Rate on $4,957.00 Less Annual Maintenance Fee		487.55 -25.00/$5,462.55
10.3% Current Rate on $5,462.55

Gross Surrender Value at middle of Year 3	= 50,000(1.10)½ + 4,975(1.098)½ + 5,462.55(1.103)½
= 54,440.44 + 5,213.08 + 5,736.98
= 63,390.50
Net Surrender Value at middle of Year 3	= [(63,390.50-25) - (.04)(63,390.50-25)] x Market Value Adjustment
= $60,830.88 x Market Value Adjustment
Market Value Adjustment	= i + .75 (i-j) n/12
i	= (52,440.44)(.10) + (5,213.08)(.098) + (5,736.98)(.103)/63,390.50
= .10011
j	= .1030
n	= 30
Market Value Adjustment	= i + .75 (i-j) n/12
i	= i + .75 (.1011 - .1030)(30/12)
= .99458
Net Surrender Value at middle of Contract Year 3	= 60,830.88 x .99458
= 60,501.18

HV-7525

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